Exhibit 99.1

                LHC Group Board Member Ambassador Nancy
  Goodman Brinker Resigns from Board upon Acceptance of White House
                             Appointment


    LAFAYETTE, La.--(BUSINESS WIRE)--Sept. 14, 2007--LHC Group, Inc. (NASDAQ: LHCG), a premier provider of post-acute healthcare services primarily in rural markets, announced today that Ambassador Nancy Goodman Brinker, who was recently appointed Chief of Protocol at the Department of State, has resigned from LHC Group's Board of Directors to focus on her new position. Ambassador Brinker joined the Board of LHC Group in June 2006.

    Keith G. Myers, chief executive officer of LHC Group, said, "Ambassador Brinker has been an important advisor to the Company and a real advocate for the home care industry. We are very grateful to Ambassador Brinker for her invaluable assistance in LHC Group's progress to date, and we wish her success in her new role. It is our sincere hope that Ambassador Brinker will rejoin our Board once her appointment is completed."

    Ambassador Brinker said, "During my tenure on the Board, I have developed a great respect for the mission and culture of LHC Group. LHC Group truly is a clinically driven and patient-focused company. My time on the LHC Group Board has also strengthened my belief in the importance of home care to our healthcare system. It is my sincere belief that home care allows us to provide those in need with high quality healthcare in the most cost effective and dignified manner possible. I wish Keith Myers and the rest of the LHC Group team continued success."

    About LHC Group, Inc.

    LHC Group is a premier provider of post-acute healthcare services primarily in rural markets. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

    Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.


    CONTACT: LHC Group, Inc.
             Eric Elliott, 337-233-1307
             Director of Investor Relations